Exhibit 21

LEUCADIA NATIONAL CORPORATION
Subsidiaries as of December 31, 2014

State/
Country of
Name	Incorporation

Jefferies Execution Services, Inc.	California
Baldwin Enterprises, Inc.	Colorado
BEI Italia Wireless LLC	Delaware
BIA Investments, LLC	Delaware
Caribbean Fiber Holdings, LP	Delaware
Conwed Plastics LLC	Delaware
Garcadia Auto, LLC	Delaware
Glen Cove TND, LLC	Delaware
Jefferies Bache Financial Services, Inc.	Delaware
Jefferies Derivative Products, LLC	Delaware
Jefferies Finance, LLC	Delaware
Jefferies Financial Products, LLC	Delaware
Jefferies Group LLC	Delaware
Jefferies Investment Advisers, LLC	Delaware
Jefferies LLC	Delaware
Jefferies LoanCore LLC	Delaware
Jefferies Mortgage Finance, LLC	Delaware
Jefferies Mortgage Funding, LLC	Delaware
LAM Holding LLC	Delaware
L-Credit, LLC	Delaware
Leucadia Aviation, Inc.	Delaware
Leucadia Funding LLC	Delaware
Leucadia LLC	Delaware
LNG Development Company, LLC	Delaware
LUK Servicing, LLC	Delaware
National Beef California, L.P.	Delaware
National Beef Leathers, LLC	Delaware
National Beef Packing Company, LLC	Delaware
Oregon Pipeline Company, LLC	Delaware
Idaho Timber of Carthage, LLC	Idaho
Kansas City Steak Company, LLC	Missouri
LUK-REN, Inc.	New York
Jefferies Securities, Inc.	British Columbia
Jefferies Bache Limited	England & Wales
Jefferies International Limited	England & Wales
Jefferies Bache (Hong Kong) Limited	Hong Kong
Jefferies Hong Kong Limited	Hong Kong
Jefferies Singapore Limited	Hong Kong
Jefferies India Private Limited	India
Jefferies (Japan) Limited	Japan
Jefferies Switzerland Limited	Switzerland

Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2014.